Exhibit 99.1

tronc, Inc. Announces Sale of the Los Angeles Times and The San Diego Union-Tribune to Dr. Patrick Soon-Shiong for $500 Million Plus the Assumption of $90 Million in Pension Liabilities

CHICAGO, Feb. 7, 2018 (GLOBE NEWSWIRE) — tronc, Inc. (NASDAQ:TRNC) today announced that it has entered into a definitive agreement to sell the Los Angeles Times, The San Diego Union-Tribune and various titles in the California News Group (the Portfolio) to Nant Capital, LLC, a private investment vehicle of California-based entrepreneur Dr. Patrick Soon-Shiong, for $500 million in cash plus the assumption of $90 million in pension liabilities.

“We are pleased to transition leadership of the Los Angeles Times and The San Diego Union-Tribune to local ownership, and we are certain that the journalistic excellence in Southern California will continue long into the future,” said Justin Dearborn, CEO of tronc. “This transaction allows us to fully repay our outstanding debt, significantly lower our pension liabilities and have a substantial cash position following the close of the transaction. We will have a versatile balance sheet that will enable us to be even more aggressive in executing on our growth strategy as a leading player in news and digital media. We have a pipeline of robust opportunities and M&A will continue to be a significant part of our future.”

The Portfolio being divested represented approximately $470 million in net revenues for the twelve-month period ending Sept. 30, 2017, and approximately $73 million of EBITDA, including the corporate cost allocation associated with the Portfolio.

“We look forward to continuing the great tradition of award-winning journalism carried out by the reporters and editors of the Los Angeles Times, The San Diego Union-Tribune and the other California News Group titles,” said Dr. Patrick Soon-Shiong.

Transaction Highlights

Under the terms of the transaction, tronc will receive $500 million in cash. tronc will also transfer all operational liabilities associated with the Los Angeles Times, The San Diego Union-Tribune and other related community-based publications and $90 million in pension liabilities in connection with the transaction. There will be a customary transition services agreement to ensure a seamless transition of ownership and operations.

Balance Sheet Strengthened

After-tax cash proceeds will be used to repay all currently outstanding corporate debt. Post transaction, tronc is expected to have a significant cash balance that will allow for the company to aggressively pursue a continued push into acquiring complementary digital properties.

Additional Transaction Details

The transaction is expected to close in the late first quarter or early second quarter of 2018, subject to antitrust clearance under the Hart-Scott-Rodino (HSR) Act and other customary conditions. The transaction has been approved by the tronc board of directors. Financing and shareholder approval are not conditions to close. Kirkland & Ellis LLP is acting as legal advisor to tronc. Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal advisor to Nant Capital, LLC.

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About tronc, Inc.

tronc, Inc. (NASDAQ: TRNC) is a media company rooted in award-winning journalism. Headquartered in Chicago, tronc operates newsrooms in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Orlando Sentinel, South Florida’s Sun-Sentinel, Daily Press, The Morning Call of Allentown, Pennsylvania and Hartford Courant. Our legacy of brands has earned a combined 57 Pulitzer Prizes and is committed to informing, inspiring and engaging local communities.

Our brands create and distribute content across our media portfolio, offering integrated marketing, media and business services to consumers and advertisers, including digital solutions and advertising opportunities.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding tronc’s business transformation strategy and 2017 guidance. Words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “will,” “projections,” “continue,” “business outlook,” “estimate,” “outlook,” or similar expressions generally identify forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some cases are beyond our control, include: changes in advertising demand, circulation levels and audience shares; competition and other economic conditions; the Company’s ability to develop and grow its online businesses; changes in newsprint price; the Company’s ability to maintain effective internal control over financial reporting; concentration of stock ownership among the Company’s principal stockholders whose interests may differ from those of other stockholders; and other events beyond the Company’s control that may result in unexpected adverse operating results. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including in Item 1A (Risk Factors) of its most recent Annual Report on Form 10-K, in its Quarterly Reports on Form 10-Q and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media Relations:

tronc

Marisa Kollias

312.222.3308

mkollias@tronc.com

Investor Relations:

tronc

Aaron Miles

312.222.4345

amiles@tronc.com